Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Donald C. Weinberger
Donald W. Fallon, CFO	Alisa D. Steinberg (Media)
CepTor Corporation	Wolfe Axelrod Weinberger Assoc. LLC
(410) 527-9998 Fax (410) 527-9867	(212) 370-4500 Fax (212) 370-4505
dfallon@ceptorcorp.com	don@wolfeaxelrod.com
alisa@wolfeaxelrod.com

CEPTOR CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

HUNT VALLEY, MD – March 8, 2006 -- CepTor Corporation (OTC BB: CEPO), a development-stage biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, announced today that pursuant to its shareholder rights plan the Company has issued one preferred share purchase right for each share of the Company's common stock held by shareholders of record as of the close of business on March 7, 2006. Each right will entitle the holder to purchase one one-hundredth of a share of Series B Preferred Stock that will be established by the Company, at an exercise price of $168. The preferred shares will be structured so that the value of one one-hundredth of a preferred share will approximate the value of one share of the Company's common stock.

The Company stated that the purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price. The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. Adoption of the plan was unanimously approved by the Company’s directors and was not in response to any specific attempt to acquire the Company or its shares, and the Company is not aware of any current efforts to do so.

The terms of the plan provide for the Company’s shareholders of record at the close of business on March 7, 2006 to receive one right for each outstanding common share held. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary. When the rights initially become exercisable, as described above, each holder of a right will be allowed to purchase one one-hundredth of a share of a newly created series of the Company’s preferred shares at an exercise price of $168. However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on March 6, 2016. The Company may redeem the rights for $0.0001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

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A summary of the plan will be included in a Current Report on Form 8-K to be filed by CepTor Corporation with the Securities and Exchange Commission.

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About CepTor Corporation

CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. CepTor’s primary efforts are currently being focused on moving its lead product, Myodur, into Phase I/II clinical trials for Duchenne muscular dystrophy. The Company’s broad platform technology also includes the development of products for multiple sclerosis, chronic inflammatory demyelinating polyneuropathy and amyotrophic lateral sclerosis. More information about CepTor can be found at www.ceptorcorp.com.

The press release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involves a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation on our ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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